EXHIBIT 8.1

January 27, 2004

Onyx Acceptance Corporation
27051 Towne Centre Drive
Foothill Ranch, California 92610

Re:	Registration Statement on Form S-3
Renewable, Unsecured, Subordinated, Notes

Ladies and Gentlemen:

     We are acting as special counsel for Onyx Acceptance Corporation, a Delaware corporation (the “Company”) in connection with a public offering of up to $50,000,000 aggregate principal amount of its Renewable Unsecured Subordinated Notes (the “Notes”), to be issued under an indenture entered into between the Company and U.S. Bank Trust National Association (the “Trustee”) as of February 11, 2002, as supplemented by Supplement No. 1 to Indenture to be entered into between the Company and the Trustee (such indenture, as supplemented, the “Indenture”).

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

     (i) the Registration Statement of the Company on Form S-3 relating to the Notes, filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2003 under the Securities Act, as amended by Amendment No. 1 filed with the Commission on November 26, 2003, and as further amended by Amendment No. 2, to be filed with the Commission on the date hereof (such Registration Statement, as amended, the “Registration Statement”);

     (ii) the Distribution and Management Agreement dated February 15, 2002 and entered into between the Company and Sumner Harrington, Ltd. (the “Servicing Agent”) and Amendment No. 1 to the Distribution and Management Agreement proposed to be entered into between the Company, the Servicing Agent and Sumner Harrington Agency, Inc., each filed as an exhibit to the Registration Statement;

     (iii) the indenture relating to the Notes entered into between the Company and the Trustee and the form of Supplement No. 1 to Indenture to be entered into between the Company and the Trustee, in each case, which are filed as exhibits to the Registration Statement;

Onyx Acceptance Corporation
January 27, 2004

     (iv) the Certificate of Incorporation of the Company, as presently in effect, incorporated by reference to the Registration Statement; and

     (v) the form of the Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     On the basis of the foregoing and subject to the limitations and qualifications set forth below, the description of federal income tax consequences appearing under the heading “Material Federal Income Tax Consequences” in the prospectus contained in the Registration Statement is our opinion of the material federal income tax consequences to holders of the Notes under existing law and subject to the qualifications and assumptions stated therein.

     The opinion herein is based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

     We consent to the use and filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus

Onyx Acceptance Corporation
January 27, 2004

contained therein. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Andrews & Kurth L.L.P.